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CARR-GOTTSTEIN FOODS CO. 1998 SPECIAL BONUS PLAN


          The Carr-Gottstein Foods Co. 1998 Special Bonus Plan (the "Special Bonus Plan") provides for the payment of cash bonuses (the "Cash Bonuses") to certain executive officers (the "Key Executives") in the event a Change of Control (as defined) of Carr-Gottstein Foods Co. (the "Company") is consummated on or before June 30, 1999. In such event, the Cash Bonuses will be payable to the Key Executives upon the consummation of such Change of Control.

          Cash Bonuses payable under the Special Bonus Plan are as follows:

               Lawrence H. Hayward:     $225,000

               Donald J. Anderson:      $150,000

               Jeffry L. Philipps:      $150,000

          For purposes of the Special Bonus Plan, "Change of Control" means the consummation of any of the following events on or before June 30, 1999: (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets or the outstanding common stock of the Company and its subsidiaries, on a consolidated basis, in one transaction or a series of related transactions; (ii) the acquisition by any "Person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable) of beneficial ownership of 35% of outstanding shares of common stock of the Company; or
(iii) a reorganization, merger (not including a merger to effectuate a reincorporation of the Company) or consolidation of the Company as a result of which the outstanding securities of the Company are exchanged for or converted into cash, property and/or securities not issued by the Company.